UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CLEARFIELD, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CLEARFIELD, Inc
(Formerly known as APA ENTERPRISES, INC.)
5480 Nathan Lane, Suite 120
Plymouth, MN  55442
763-456-6866

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

The 2008 Annual Meeting of the shareholders of Clearfield, Inc. (formerly known as APA Enterprises, Inc.), a Minnesota corporation (the “Company”), will be held at the offices, located at 5480 Nathan Lane, Suite 120, Plymouth, MN 55442, on February 27, 2008, at 3:30 p.m., Central Standard Time, to consider and vote upon the following matters:

1.	Election of six directors.

2.	Amendment of the 2007 Stock Compensation Plan of the Company to increase the number of shares of Common Stock reserved for issuance thereunder from 750,000 to 1,500,000.

3.	Such other business as may properly come before the meeting or any adjournment or adjournments thereof.

We have fixed the close of business on January 23, 2008, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.  Our transfer books will not be closed.

Whether or not you expect to be present personally at the Annual Meeting, please complete, date, sign, and return the accompanying proxy in the enclosed, self-addressed envelope at your earliest convenience.  This will insure your participation in the decisions to be made by the shareholders.  We sincerely hope that all shareholders who can attend the Annual Meeting will do so.

BY ORDER OF THE BOARD OF DIRECTORS

Janna R. Severance
Secretary

January 28, 2008

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Clearfield, Inc
(Formerly known as APA ENTERPRISES, INC.)
5480 Nathan Lane, Suite 120
Plymouth, MN  55442
763-456-6866

PROXY STATEMENT

FOR ANNUAL MEETING OF SHAREHOLDERS
February 27, 2008

SOLICITATION AND REVOCATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Clearfield, Inc (formerly known as APA Enterprises, Inc.) (the “Company”) in connection with the 2008 Annual Meeting of the Shareholders of the Company, to be held on Wednesday, February 27, 2008, at 3:30 p.m. Minneapolis time at 5480 Nathan Lane, Suite 120, Plymouth, MN  55442 and any adjournments thereof.  This Proxy Statement and the accompanying form of proxy card are first being mailed to shareholders on or about January 28, 2008.

How to Vote

☐	By signing and returning the enclosed proxy card, you will be giving your proxy to our Board of Directors and authorizing them to vote your shares.

How Your Proxy Will be Voted; Board Recommendations

☐
Unless revoked, all properly executed proxies will be voted as specified. Proxies that are signed but that lack any specification will, subject to the following, be voted as follows, in accordance with the recommendations of the Board: FOR all nominees for director and FOR the amendment to the Stock Compensation Plan. If any other matters properly come before the Annual Meeting, or if any of the persons named to serve as directors should decline or be unable to serve, the persons named in the Proxy will vote in accordance with their discretion.

How to Revoke Your Proxy

☐
You have the power to revoke your proxy at any time before the convening of the Annual Meeting. Revocations of proxy will be honored if received by us, at the Company, addressed to the attention of Bruce Blackey, Chief Financial Officer, before the meeting on February 27, 2008. In addition, on the day of the meeting, prior to the convening thereof, revocations may be delivered to the tellers who will be seated at the door of the meeting room.

Abstentions

☐
If you abstain from voting as to any matter, your shares shall be deemed present at the meeting for purposes of determining a quorum and for purposes of calculating the vote with respect to such matter, but shall not be deemed to have been voted in favor of such matter. Abstentions, therefore, as to any proposal will have the same effect as votes against such proposal.

Broker Non-Votes

☐
If a broker turns in a “non-vote” proxy, indicating a lack of voting instruction by the beneficial holder of the shares and a lack of discretionary authority on the part of the broker to vote on a particular matter, then the shares covered by such non-vote proxy will be considered present at the meeting for purposes of determining a quorum but will not be considered to be represented at the meeting for purposes of calculating the vote required for approval of such matter.

Cost of Solicitation

☐
We will pay all expenses in connection with the solicitation of proxies. Proxies are being solicited primarily by mail, but officers, directors, and other employees of the Company may also solicit proxies by telephone, telegraph, or personal calls. No extra compensation will be paid by us for such solicitation. We may reimburse brokers, banks, and other nominees holding shares for others for the cost of forwarding proxy materials to, and obtaining proxies from, their principals.

VOTING RIGHTS

Only shareholders of record at the close of business on January 23, 2008, are entitled to notice of and to vote at the meeting or any adjournment thereof.  As of that date, we had issued and outstanding 11,872,331 shares of Common Stock.  Each holder of record of our Common Stock is entitled to one vote for each share registered in the shareholder’s name as of the record date.  The Articles of Incorporation of the Company do not grant the shareholders the right to vote cumulatively for the election of directors.  No shareholder will have appraisal rights or similar dissenter’s rights as a result of any matters expected to be voted on at the meeting.

The presence in person or by proxy of holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business.

CHANGE OF FISCAL YEAR

In August 2007, we changed our fiscal year end from March 31 to September 30, resulting in a six-month transitional year beginning on April 1, 2007, and ending on September 30, 2007.  All references in this Proxy Statement to fiscal year 2007 mean such six-month transition year.  Fiscal year 2008 is the period beginning October 1, 2007, and ending on September 30, 2008.

OWNERSHIP OF COMMON STOCK

The following table shows as of January 23, 2008, the stock ownership of (i) all persons known by us to be beneficial owners of more than five percent of our outstanding shares of Common Stock, (ii) each director and each nominee for election as a director, (iii) the Named Executive Officers (as defined below under the caption “Executive Compensation”), and (iv) all current directors and executive officers as a group:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Outstanding Shares

Anil K. Jain	1,670,502 (l)	14.1

Cheryl Beranek Podzimek	49,100 (2)	*

Bruce G. Blackey	-0-	*

Herman Lee	777,150	6.5

John G. Reddan	28,500 (3)	*

Ronald G. Roth	536,056 (3,6)	4.5

Stephen L. Zuckerman, M.D.	40,500 (3)	*

Donald R. Hayward	2,500(4)	*

All current directors and executive officers as a group (7 persons)	2,327,158 (5)	19.4

*	Less than 1%.
(1)	Includes 5,250 shares held by Dr. Jain as custodian for minor relatives. Dr. Jain disclaims beneficial ownership of such shares.
(2)	Includes 29,100 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(3)	Includes 27,500 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(4)	Includes 2,500 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(5)	Includes 114,100 shares that may be acquired upon exercise of options that are or will become exercisable within sixty days of the record date.
(6)	Includes 156,760 shares owned by spouse. Mr. Roth disclaims beneficial ownership of such shares.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Nominating Committee has named the individuals listed below for election as directors, each to serve until the next annual meeting of the shareholders and until his or her successor is elected and qualified or until his earlier resignation or removal.  All of the nominees are currently directors.

Unless instructed not to vote for the election of directors or not to vote for any specific nominee, your proxy will be voted to elect the listed nominees.  If any nominee withdraws as a candidate or is otherwise unavailable to stand for election at the meeting, the named proxies will vote for such other persons as they may determine, in their discretion.  We do not anticipate that any candidate will withdraw.

The following information is provided with respect to the nominees for directors:

Name	Age	Director Since

Anil K. Jain	61	1979
Ronald G. Roth	62	2002
Stephen L. Zuckerman, M.D.	67	2002
John G. (Jack) Reddan	76	2002
Cheryl Beranek Podzimek	45	2007
Donald R. Hayward	50	2007

Dr. Anil K. Jain served as president of the Company from 1979 through June 2007, as Chairman of the Board from 1987 through June 2007, and as chief executive officer from 1988 through June 2007.  He also served as chief financial officer and treasurer from 1979 through August 2000 and from 2003 through June 2007.  Dr. Jain is a past director and former chairman of Minnesota Project Innovation, Inc., a nonprofit corporation.

Ronald G. Roth was elected Chairman of the Board of the Company in June 2007.  Mr. Roth was Chairman of the Board and Chief Executive Officer of Waste Systems Corp., a privately held waste hauling and disposal company, for 25 years prior to its sale to a national sold waste management company in 1995.  From 1995 to 2001, he was Chairman of the Board of Access Cash International L.L.C., a North American provider of ATMs and related processing and financial services until its sale. Since 1990 he has been an owner of, and has served in various capacities, including director and officer, with Phillips Recycling Systems. Mr. Roth holds a B.A. in Marketing from Michigan State University.

Dr. Stephen L. Zuckerman served as a director of the Company from January 1986 through August 1991 and was reappointed to the Board in February 2002.  Dr. Zuckerman has been actively involved for many years with developing companies in the high tech area.  He served as chairman of the board of ProtaTek International Inc., a biotechnology company manufacturing for the human and veterinary marketplace (1984 to 1987), as co-founder and chairman of the board of Hypertension Diagnostic Inc., also a biotechnology company that has developed a methodology for early detection of blood vessel disorders (1988 to 1991), and as a member of the board of Biosensor Inc. (1989 to 1991) and Micromedics Inc. (1986 to 1991 and February 2002 to present).  From 1982 to 1995 Dr. Zuckerman was president of M-T Venture Capital Fund, Inc., a Minnesota corporation created to invest in early-stage biotechnology and medical technology companies.  Since 1976, Dr. Zuckerman has consulted in the health care delivery field, focusing his efforts on the regionalization of health care services.  He was the designer, founder and director of the University of Minnesota Hospitals’ Outreach Program from 1976 to 1984.  Besides his internal medicine practice, Dr. Zuckerman presently is chairman of the board of The Foundation for Rural Health Care, a nonprofit organization that owns and manages three rural nursing homes, and a member of the board of Micromedics, Inc.  He is also president of M-T Venture Capital Fund II, Inc. and chairman of the board of Minnesota Film Arts, an organization created thru the merger of the  University Film Society and the Oak Street Cinema, Minneapolis, Minnesota (2000 to present).

John G. (Jack) Reddan joined the Board of Directors in November 2002.  Mr. Reddan, retired, most recently has worked as a volunteer with the Presbytery of the Twin Cities Area (Presbyterian Church USA) in various roles.  From 1992 to 1994 he worked as a volunteer with the Presbyterian Border Ministries in McAllen, Texas. Mr. Reddan’s professional career spanned over thirty years as both a general and program manager with Unisys.

Cheryl Beranek Podzimek joined APA in July 2003 as President of its subsidiary, APACN.  In June 2007, she was named President and CEO of the Company.  Prior to 2003, Ms. Podzimek was President of Americable, which was acquired by APA Cables & Networks (“APACN”) in June 2003.  She served as President of Americable from 2002 to 2003.  From 2001 to 2002 Ms. Podzimek was Chief Operating Officer of Americable.  Previously, Ms. Podzimek held a variety of lead marketing positions with emerging high-growth technology companies.  She served as Vice President of Marketing from 1996-2001 at Transition Networks, a manufacturer of network connectivity products, Director of Marketing from 1992 to 1996 at Tricord Systems, an early stage multi-processor based super server manufacturer, and Director of Marketing from 1988 to 1992 at Digi International, a designer and manufacturer of connectivity products.  Ms. Podzimek holds a Bachelors of Science Degree from Southwest Minnesota State University and a Masters of Science Degree from North Dakota State University.

Donald R. Hayward is currently President of Engel Diversified Industries (EDI), a privately held manufacturing company.  Immediately prior to joining EDI, Mr. Hayward held the position of Director of Corporate Services at Minnesota Technology, Inc. (MTI) a publicly funded, private non-profit in support of Minnesota’s technology community.  Prior to 1998, Mr. Hayward spent nearly 20 years working in business administration, finance and manufacturing for LecTec, Pine Island & Goodhue Elevator Associations, the Pillsbury Corporation as well as private elementary school.  Mr. Hayward holds a Bachelor of Science in Business Administration and Economics from the University of Wisconsin.

Board Meetings.  The Board of Directors held 6 meetings during fiscal 2007.  All directors attended at least 75% of the meetings of the Board of Directors and of each committee on which they served.

Committees

The Company has an audit committee, a compensation committee, and a nominating committee, each of which is comprised of all non-employees (outside directors).  The members of these committees during fiscal 2007 were as follows:

Audit Committee	Compensation Committee	Nominating Committee

Ronald Roth	Ronald Roth, Chairman	Ronald Roth, Chairman
Stephen Zuckerman	Stephen Zuckerman	Stephen Zuckerman
Jack Reddan, Chairman	Jack Reddan	Jack Reddan

Audit Committee.  The audit committee has sole authority to appoint, review and discharge our independent public accountants.  The committee also reviews and approves in advance the services provided by the independent public accountants and reviews our internal accounting controls.  The audit committee operates under a written charter adopted by the Board of Directors.  All members of the Audit Committee are “independent” under the current Nasdaq stock market listing standards.  The Board has identified John G. Reddan as the current member of our Audit Committee who meets the definition of an “Audit Committee Financial Expert” under rules of the Securities and Exchange Commission.  During fiscal 2007, the Audit Committee held 3 meetings.  See “RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS – Report of Audit Committee” below.

Compensation Committee.  The compensation committee develops general compensation policies and establishes compensation plans and specific compensation levels for executive officers.  The compensation committee met once during fiscal 2007 to consider the compensation of the executive officers.  See “EXECUTIVE COMPENSATION.

Nominating Committee.  The nominating committee selects nominees for election as directors of the Company.  In fiscal 2007, the nominating committee met once, at which time it selected nominees for election at the upcoming annual meeting.  The nominating committee will consider qualified director nominees recommended by shareholders for election in 2009 and beyond.  Our process for receiving and evaluating Board member nominations from our shareholders is described below under the caption “Nominations.”

Compensation of Directors

The following table provides information on the compensation paid in fiscal 2007 to each of our non-employee directors.  Dr. Jain, who was employed by the Company during part of fiscal 2007, and Cheryl Podzimek who was and is an employee, received no compensation for their Board activities.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All other Compensation ($)	Total ($)

Ronald G. Rot	$5,000	-	$1,558	-	-	-	$6,558
John G. Reddan	$5,000	-	$1,558	-	-	-	$6,558
Stephen L. Zuckerman	$5,000	-	$1,558	-	-	-	$6,558
Don Hayward	-	-	$129	-	-	-	$129

(1)
On August 23, 2007, each board member was granted a six year option to purchase 2,500 shares of the Company’s Common Stock at an exercise price of $1.28 per share with a one year vesting period.  This represents the amount recognized for financial statement reporting purposes for the fiscal year ended September 30, 2007, in accordance with FAS 123(R).  The assumptions used to determine the valuation of the awards are discussed in Management’s Discussion and Analysis of Financial Condition and Results of Operations and Note N to our consolidated financial statements, each included in the Company’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on December 21, 2007.  Each of the option awards, computed in accordance with FAS 123(R), is the same as the amount recognized for financial statement reporting purposes as reflected in this column.  The full grant date fair value of all the awards to these directors, computed in accordance with FAS 123(R), is $11,206.

As of September 30, 2007, each non-employee director had 27,500 options outstanding with the exception of Don Hayward who had 2,500 options outstanding.

Code of Ethics

The Company has adopted a code of ethics applicable to its chief executive officer and senior financial officer.  The code is available at no charge by request to the Company in writing, to the attention of the Comptroller.  Additionally, the code is filed with the Securities and Exchange Commission as an exhibit to the Company’s Report on Form 10-K for the fiscal year ended March 31, 2004, and is available on our website (www.clearfieldconnection.com).

Nomination of Director Candidates

Effective May 27, 2005, the Board of Directors appointed a standing nominating committee for selection of nominees for election to the Board of Directors.  The committee’s charter is available on our website (www.clearfieldconnection.com) or by request in writing to the Company (Attn: Chief Financial Officer).

The nominating committee determines the required selection criteria and qualifications of director nominees based upon the needs of the Company at the time nominees are considered.  In general, at a minimum, a candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care.  In addition, the committee evaluates candidates based on financial literacy, knowledge of the Company’s industry or other background relevant to the Company’s needs, status as a shareholder in the Company, “independence” for purposes of compliance with the rules of the SEC and the Nasdaq Stock Market, and willingness, ability, and availability for service.  Candidates will be preferred who hold an established executive level position in business, finance, law, education, research or government.  When current Board members are considered for nomination for reelection, the nominating committee also takes into consideration their prior Company Board contributions, performance and meeting attendance records.

The nominating committee has not utilized the services of any third party search firm to assist in the identification or evaluation of Board member candidates.  However, the committee may engage a third party to provide such services in the future, as it deems necessary or appropriate at the time in question.

The nominating committee will consider qualified candidates for possible nomination that are submitted by our shareholders.  Shareholders who wish to make such a submission may do so by sending the following information to the nominating committee c/o Clearfield, Inc., Attn: Chief Financial Officer:  (1) name of the candidate and a brief biographical sketch and résumé; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; (3) a signed statement as to the submitting shareholder’s current status as an owner and the number of shares currently held.  Nominations are further subject to the requirements of Section 2.14-a of the Company’s Bylaws.  Our Bylaws are available on our website (www.clearfieldconnection.com) or by request in writing to the Company (Attn: Chief Financial Officer).

This information will be evaluated against the criteria established by the committee and the specific needs of the Company at that time.  Based upon such preliminary assessment, candidate(s) who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the committee will determine which nominee(s) to propose for election at the next annual meeting.  The committee will use the same process for evaluating all nominees, regardless of the source of the nomination.

No candidates for director nominations were submitted to the committee by any shareholders in connection with the 2008 Annual Meeting.  Any shareholders desiring to present a nomination for consideration by the committee prior to our 2009 annual meeting must do so at least 90 days prior to the one year anniversary of this year’s Annual Meeting (i.e. 90 days prior to February 27, 2009), as required by Section 2.14-a of our Bylaws.

Shareholder Communication with the Board

We do not have a formal procedure for shareholder communication with our Board of Directors.  In general, our officers are easily accessible by telephone or mail.  Any matter intended for the Board, or for any individual member or members of the Board, should be directed to our Comptroller at the Company address with a request to forward the same to the intended recipient.  All such communications will be forwarded unopened.

We encourage all incumbent directors, as well as all nominees for election as director, to attend the annual meeting of shareholders.  All incumbent directors and nominees attended the annual meeting in August 2007.

EXECUTIVE COMPENSATION

Summary Compensation Table.  The following table sets forth certain information regarding compensation paid during our six month transitional year ended September 30, 2007 to our chief executive officers during such year (the “Named Executive Officers”).

Name and Principal Positions	Fiscal Year	Salary		Bonus		Stock Awards	Option Awards	Non-equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation		Total

Anil K. Jain	2007	$105,055	(1)	0		$--	$--	$--	$--	$71,225	(2)	$176,280

President, former Chief Executive Officer and Chief Financial Officer

Cheryl Beranek Podzimek	2007	$73,846		$30,800	(3)	$--	$--	$--	$--	$5,491	(4)	$110,137

President and Chief Executive Officer

(1)	Consists of salary for the period from April 1, 2007, through June 21, 2007, and separation payments for the period from June 22, 2007, through September 30, 2007.
(2)	Consists of taxable fringe benefits and Company contribution on Mr. Jain’s behalf to 401(k) plan and accumulated vacation of $67,562.
(3)	Consists of bonus award to Ms. Podzimek in the amount of $30,800 related to fiscal year 2007.
(4)	Consists of Company contribution on Ms. Podzimek’s behalf to 401(k) plan.

Change of Control Arrangement.  We have an agreement with Cheryl Beranek Podzimek providing for certain benefits in the event of a change in control (as defined in the agreement) of the Company.  If, following a change in control, or if the Company sells substantially of the assets of APACN (a “Subsidiary Sale”) and within six months after the change of control of the Company or within six months after the closing of the Subsidiary Sale, Ms. Podzimek voluntarily terminates her employment for “good reason” (as defined in the agreement), shall be entitled to payment of any bonus accrued at the time of termination and to continuation of her salary then in effect for up to twelve months.

In June 2007, Dr. Jain’s employment terminated.  Pursuant to the terms of a September 15, 2005 agreement regarding separation upon change of control or under other circumstances, we are obligated to  pay him an amount equal to twice his annual salary, as in effect as the date of termination, over a period of two years, payable in installments corresponding to our regular payroll dates.  The aggregate amount payable to Dr. Jain under this arrangement is $380,085.

Grants of Plan-Based Awards

There were no grants of Plan Based Awards in fiscal year 2007 to officers of the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	# of Securities Underlying Unexercised Options (#) Exercisable	# of Securities Underlying Unexercised Options (#) Unexercisable	Equity incentive Plan Awards: # of Securities underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
Anil K. Jain	--	--	--	--	--
Cheryl Beranek Podzimek	18,000	17,000	--	$2.55	10/30/2009
	--	10,000	--	$1.30	8/18/2011

Option Exercises and Stock Vested

There were no options exercised or stock vested in fiscal year 2007 to officers of the Company.

Pension Benefits

There were no pension benefits in fiscal year 2007 to officers of the Company.

Nonqualified Deferred Compensation

There was no nonqualified deferred compensation in fiscal year 2007 to officers of the Company.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Lease for Company Facility.  Prior to October 30, 2007, we leased our principal executive office and manufacturing facility in Blaine, Minnesota, from Jain-Olsen Properties, a partnership consisting of Anil K. Jain and Kenneth A. Olsen.  Both of them are former officers of the Company.  In addition, Mr. Olsen is a former director and Dr. Jain is a current director of the Company.  On October 30, 2007, we (i) purchased this facility at appraised fair market value, pursuant to an option to purchase contained in the lease, (ii) terminated the lease, and (iii) sold the property to a third party.

India Facility.  Prior to June 28, 2007, Kul B. Jain, brother of our former chief executive officer, Anil K. Jain, was a director of our APA Optronics (India) Private Limited subsidiary that was established in fiscal 2005.  Kul B. Jain was paid approximately $250 per month in this position. He was not an employee of APA Optronics (India) or APA Enterprises, Inc.  On June 28, 2007, we sold all of our interest in our Indian subsidiary to an entity controlled by Anil K. Jain, our former chief executive officer, on terms deemed by the independent directors to be fair and reasonable to the Company.  The purchase price of $500,000 is payable over 5 years and is secured by pledges of stock and Dr. Jain’s payments under his separation agreement, as well as by a guarantee from Dr. Jain.

Split Dollar Insurance.  In November 1989, we adopted a split dollar life insurance plan (the “1989 Plan”) for the benefit of Anil K. Jain.  Under the terms of the 1989 Plan, we pay the premiums on a $5 million insurance policy (the “Policy”) on the lives of Dr. Jain and his spouse.  The Policy is a whole life, joint and survivor policy, on which all premiums are paid by us and income is imputed to Dr. Jain in an amount equal to the term rate for his insurance as established by the insurer.  No premium payments have been made since January 1996. The Policy is owned by the Jain Children’s Irrevocable Trust dated November 28, 1989, (the “Trust”).  The 1989 Plan is designed so that we will recover all premium payments and advances made by us on account of the Policy held by the Trust.  Our interest in the premium payments and advances is secured by a collateral assignment of the Policy.  Upon the death of the last to die of Dr. Jain and his spouse, we will be reimbursed from the insurance proceeds paid to the Trust in an amount equal to the total premiums and advances made by us.  In the event the trustee of the Trust surrenders the Policy for its cash surrender value at some date in the future, we will be reimbursed for the premiums paid on the Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4 and 5 and amendments thereto furnished to the Company and any written representations that no Forms 5 was required, the Company believes that all reports required to be filed by its officers, directors, and greater than 10% beneficial shareholders under Section 16(a) of the Exchange Act were timely filed.

PROPOSAL 2: AMENDMENT OF 2007 STOCK COMPENSATION PLAN

In 2006, the Board of Directors adopted and the shareholders approved the 2007 Stock Compensation Plan (the “Plan”) to assist in attracting, retaining and rewarding employees.  750,000 shares of Common Stock are currently authorized and reserved for issuance under the Plan, and as of December 31, 2007, 390,300 shares of common stock remain available for grants under the Plan.

On November 29, 2007, the Board of Directors approved an amendment to the Plan, subject to shareholder approval, to increase the number of shares of common stock authorized and reserved for issuance thereunder from 750,000 shares to 1,500,000 shares.

The Board of Directors believes that compensation based on the value of the Company’s stock is an important element in attracting and retaining highly skilled and qualified employees and, further, that stock-based awards are highly effective in aligning the interests of these individuals with those of the shareholders.  Therefore, the Board of Directors believes that it is desirable to amend the Plan to authorize additional shares of common stock.

Shares Subject to the Plan.  A total of 750,000 shares of common stock were originally reserved for issuance under the Plan.  The proposed amendment will increase that number to 1,500,000 shares.  The shares of common stock that may be issued or transferred to grantees under the Plan may be authorized but unissued shares or outstanding shares acquired by the Company.  The Plan provides for appropriate adjustment in the number of shares subject to the Plan and to the grants previously made if there is a stock split, stock dividend, reorganization or other relevant change affecting the Company’s corporate structure or its equity securities.  If shares subject to an award are not issued to the extent permitted prior to expiration of the award or an award is otherwise forfeited, such shares will become available for inclusion in future grants.  On January 17, 2008, the closing price for the common stock in the Nasdaq Global Market was  $1.04 per share.

Administration.  The Plan is administered by the Board or a committee appointed by the Board.  The Board or committee determines the participants, grants stock options, with or without stock appreciation rights, and other awards, establishes rules and regulations for the operation of the Plan, and determines the price, term, vesting schedule, number of shares and other terms of options and other awards.  The Board or committee may delegate its powers and duties to members of the Company’s administration with respect to Plan participants who are not subject to Section 16 of the Securities Exchange Act of 1934.

Eligible Participants.  The Plan allows grants of awards to any employee of the Company or any affiliate or subsidiary, no matter where located.

As of January 4, 2008, there were approximately 105 employees eligible to participate in the Plan.  The number of grantees may vary from year to year.

The following table sets forth, as of January 23, 2008, the number of stock options granted under the Plan to the Named Executive Officer (see “Summary Compensation Table”), all current executive officers as a group, and all employees (including officers who are not executive officers) as a group.  No director or director nominee, except Ms. Podzimek, no nonemployee, and no associate of any director, director nominee or executive officer has received any grant under the Plan; nor has any person been granted options to purchase 5% or more of the shares available under the Plan.

Number of Shares
Cheryl Beranek Podzimek, Named Executive Officer	195,000
All current executive officers, as a group (2 persons)	195,000
All employees (excluding executive officers) as a group	164,700

Stock Options.  Options granted under the Plan may be in the form of either options that qualify as “incentive stock options” under Section 422 of the Code (“ISOs”) or those that do not qualify as such (“NQSOs”).  The term of an option is fixed by the Board or committee, but no option may have a term of more than ten years from the date of grant.  Options are exercisable at such times as determined by the Board or committee.  The option exercise price is determined by the Board or committee at the time of grant but cannot be less than 100% of the fair market value of the common stock on the date of grant. The grantee may pay the option price in cash or, if permitted by the Board, by note or by delivering to the Company shares of common stock already owned by the grantee that have a fair market value equal to the option exercise price.  If an ISO is granted to a participant who owns, at the date of grant, in excess of 10% of the Company’s outstanding common stock, the exercise price must be at least 110% of the fair market value on the date of grant and the term of the ISO may be no more than five years from the date of grant.  In addition, the total fair market value of shares subject to ISOs which are exercisable for the first time by any participant in any given calendar year cannot exceed $100,000 (valued as of the date of grant).

Stock Appreciation Rights.  The Board or committee may grant stock appreciation rights (“SARs”) in connection with a stock option granted under the Plan.  If a grantee exercises an SAR, the grantee will receive an amount equal to the excess of the fair market value of the shares with respect to which the SAR is being exercised over the option exercise price of the shares.  If an SAR is exercised in whole or in part, the right under the related option to purchase shares with respect to which the SAR has been exercised will terminate to the same extent.  If a stock option is exercised, any SAR related to the shares purchased will terminate.

Other Stock-Based Awards.  The Board or committee, in its discretion, may grant other awards that are valued in whole or in part by reference to, or otherwise based on, the common stock, including, without limitation, performance shares, convertible preferred stock, convertible debentures, or exchangeable securities.  Such awards may be granted in addition to or in tandem with stock options or stock appreciation rights granted under the Plan.  The Board or committee may set such terms with regard to the vesting of such awards as it deems reasonable.

Termination of Employment.  Unless otherwise provided in the related award agreement, awards granted under the Plan are generally not transferable other than by the laws of descent and distribution or pursuant to a Qualified Domestic Relations Order as defined by the Code or Title I of the Employee Retirement Income Security Act, or their rules and regulations thereunder.  Following the death of an optionee, any option held may be exercised, to the extent such option was exercisable at the time of death or on such accelerated basis as the Board or committee may determine at or after grant, by the legal representative of the optionee’s estate or by any person who acquired the option by will or the laws of descent and distribution for a period of one year or such other period as the Board of committee may specify at grant from the date of such death or until the expiration of the stated term of the option, whichever period is shorter.  If a participant’s employment by the Company is terminated by reason of disability, any option held by such participant may thereafter be exercised, to the extent it was exercisable at the time of termination or on such accelerated basis as the Board or committee may determine at or after grant until the expiration of the stated term of such option (unless otherwise specified by the Board or committee at the time of grant).  If the optionee dies prior to the expiration of any unexercised option, the option may thereafter be exercised to the extent it was exercisable at the time of death for a period of one year from the date of death or until the expiration of the stated term of the option, whichever period is shorter.  If any optionee’s employment by the Company is terminated for any other reason, the option may be exercised, to the extent otherwise then exercisable, for the lesser of three months from the date of termination of employment or the balance of their term of the option.  Terms for awards other than stock options and stock appreciation rights may be set by the Board or committee at the time of the granting of the award.

Change of Control.  In the event of a “Change of Control” (as defined in the Plan), unless determined otherwise by the Board of Directors prior to the Change of Control, any award granted under the Plan will become fully exercisable and vested and will terminate 60 days thereafter.  For purposes of the Plan, a “Change in Control” occurs when (i) the majority of the directors of the Company are persons other than persons whose election has been solicited by the Board of Directors or have been appointed by the Board to fill vacancies created by death, resignation, or a new position, (ii) any person or group of persons (as defined in Section 13(d) of the Exchange Act and the rules thereunder) acquires 30% or more of the outstanding voting stock of the Company, or (iii) the shareholders of the Company approve a merger or consolidation (other than a merger or consolidation with a subsidiary of the Company or in which the Company is the surviving corporation and the shareholders of the Company immediately prior to the merger own more than 70% of the outstanding voting stock of the surviving corporation or its parent corporation), exchange of shares, sale or other disposition of all or substantially all of the Company’s assets, or liquidation or dissolution of the Company.

Tax Rules.  The following is a brief summary of the federal income tax rules currently applicable to stock options that may be granted under the Plan.

The grant of a NQSO will have no immediate tax consequences to the grantee or to the Company.  Upon the exercise of a NQSO, the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) in an amount equal to the excess of the fair market value of the shares of common stock on the date of the exercise of the option over the option exercise price.  The grantee’s tax basis in the shares will be the exercise price plus the amount of ordinary income recognized by the grantee, and the grantee’s holding period will commence on the date the shares are transferred.  Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.  Other special rules may also apply to a grantee who is subject to Section 16 of the Exchange Act.

Upon a subsequent sale of shares of common stock acquired pursuant to the exercise of an NQSO, any difference between the grantee’s tax basis in the shares and the amount realized on the sale is treated as long-term or short-terms capital gain or loss, depending on the holding period of the shares.

The grant of an ISO will have no immediate tax consequences to the grantee or to the Company.  The exercise of an ISO by the payment of cash to the Company will generally have no immediate tax consequences to the grantee (except to the extent it is an adjustment in computing alternative minimum taxable income) or to the Company.  If a grantee holds the shares acquired pursuant to the exercise of an ISO for the required holding period, the grantee generally will realize long-term capital gain or long-term capital loss upon a subsequent sale of the shares in the amount of the difference between the amount realized upon the sale and the purchase price of the shares (i.e., the exercise price).  In such a case, no compensation deduction will be allowable to the Company in connection with the grant or exercise of the ISO or the sale of shares of common stock acquired pursuant to such exercise.

If, however, a grantee disposes of the shares prior to the expiration of the required holding period (a “disqualifying disposition”), the grantee will recognize ordinary income (and the Company will generally be entitled to a compensation deduction) equal to the excess of the fair market value of the shares of common stock on the date of exercise (or the proceeds of the disposition, if less) over the exercise price.  Special rules apply in the event all or a portion of the exercise price is paid in the form of stock.

No income will be realized by a participant and the Company is not entitled to a compensation deduction in connection with a grant of an SAR.  When the SAR is exercised, the participant will generally be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash and the fair market value of any shares of common stock received.  The Company will be entitled to a compensation deduction at the time and in the amount included in the participant’s income by reason of the exercise.  If the participant received common stock upon exercise of an SAR, the post-exercise appreciation or depreciation will be treated in the same manner as discussed above regarding the tax treatment of NQSOs.

The federal income tax treatment of other stock-based awards will depend on the nature of any such award and the restrictions applicable to such award.  Such an award may, depending upon the conditions applicable to the award, be taxable as an option or as an award of restricted or deferred stock.  In certain instances, a participant may be entitled to defer recognition of income on the value of a grant of stock if the stock is subject to substantial risk of forfeiture.  The participant will be subject to tax at ordinary income rates on the fair market value of the stock on the date that income is recognized.  The Company generally will be entitled to a compensation deduction equal to the amount that is taxable as ordinary income to the participant in the year that such income is taxable.  With respect to the subsequent sale of stock received, the holding period to determine whether a participant will recognize long-term or short-term capital gain or loss will generally begin when any restriction period expires (or the date on which the participant recognizes income), and the tax basis for such shares will generally be the fair market value of the shares on that date.

Plan Benefits.  Grants of options and award under the Plan are discretionary.  Accordingly, it is not possible to identify the recipients or specify the amounts to be received by any recipient.  In general, the Board or the committee administering the Plan will seek recommendations from management (as to non-executive employees) concerning the recipients of grants and awards, the appropriate amounts and types of awards, and the term of the exercise.  Grants and awards may be made annually, or more frequently in the case of new hires, promotions, or other special circumstances.  In general, the Committee’s compensation policy includes stock incentives for executive management as a significant component of total compensation.

Equity Compensation Plan Information.  The Company currently has three compensation plans:  The 1993 Directors Plan, the 1997 Stock Compensation Plan, and the 2007 Stock Compensation Plan, all of which have been approved by the shareholders of the Company.  In addition, the Company has issued warrants to its directors and certain service providers.  These awards have not been presented to or approved by the shareholders.  The following table presents information as of September 30, 2007, about these plans and awards.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	236,830	$1.72	713,170

Equity compensation plans not approved by shareholders	350,000	$3.00	Not applicable*

Total	586,830	$2.48	713,170

* These securities are comprised solely of warrants that were not issued pursuant to any formal plan with an authorized number of securities available for issuance.

Accounting Treatment.  In December 2004, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation.  Statement 123(R) supersedes ABP Opinion No. 25, Account for Stock Issued to Employees, and amends FASB No. 95, Statement of Cash Flows.  Generally the approach in Statement 123(R) is similar to the approach described in Statement 123.  However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values.  Pro forma disclosure will no longer be an alternative.  The provisions in Statement 123(R) became effective for all stock options or other equity-based awards to employees or directors that vested or became exercisable in 2006.  The Company first reported in accordance with the new standard in its fiscal quarter ended June 30, 2006.

The affirmative vote of a majority of the shares of common stock present and voting on such matter is necessary for the proposed amendment of the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT TO THE 2007 STOCK COMPENSATION PLAN.  YOUR PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

Report of Audit Committee

The Audit Committee of the Board of Directors is comprised of three non-employee directors.  All members are independent as defined under the rules of The Nasdaq Stock Market.

The Audit Committee held 3 meetings during the transitional fiscal ended September 30, 2007.  The meetings were designed to facilitate and encourage communication between the Audit Committee and the Company’s independent public accountants, Grant Thornton LLP.

During these meetings, the Audit Committee reviewed and discussed the quarterly and audited financial statements with management and Grant Thornton LLP.

The discussions with Grant Thornton LLP also included the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).  Grant Thornton LLP also provided to the Audit Committee the written disclosures and the letter regarding their independence as required by the Independence Standards Board Standard No. 1.  This information was discussed with Grant Thornton LLP.

Based on these discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended September 30, 2007, be included in the Company’s annual report on Form 10-KSB.

Ronald G. Roth	John G. Reddan	Stephen L. Zuckerman, M.D.

Members of the Audit Committee

Independent Public Accountants’ Fees

The firm of Grant Thornton LLP, independent public accountants, audited our financial statements for the years ended March 31, 2007, 2006, and 2005 and for the transitional year ended September 30, 2007.  Our audit committee has appointed them to serve as our auditors for the fiscal year ending September 30, 2008.  Representatives of Grant Thornton LLP are expected to attend the annual meeting to answer any questions and will have the opportunity to make a statement if they wish.

The following table presents fees for professional services rendered for the two most recent fiscal years.

	Year Ended September 30, 2007	March 31, 2007
Audit fees (1)	$99,696	$95,836
Audit-related fees (2)	12,820	12,350
Tax fees
Tax compliance fees	15,629	20,250
Other tax (3)	2,588	2,742
	130,733	131,178

(1)
Audit fees include fees billed expected to be billed for transition period ended September 30, 2007 and fees billed and expected to be billed for professional services rendered for the audit of our annual financial statements for that period, the review of our financial statements included in our reports on Form 10-QSB, services in connection with registration statements filed with the SEC, and accounting consultations necessary for the rendering of an opinion on our financial statements.

(2)	Audit-related services include audit expenses of our 401(k) plan, consultations related to Sarbanes-Oxley Section 404 and adoption of our 2007 Stock Compensation Plan.

(3)	Other tax services include tax planning, state tax planning and other tax consultation.

Our Audit Committee must pre-approve all audit services, engagement fees and terms, and all permitted non-audit engagements, subject to the de minimus exceptions permitted pursuant to the Securities Exchange Act of 1934.  Pursuant to its pre-approval policy, the Audit Committee has authorized management to engage Grant Thornton for tax planning and preparation and filing of the Company’s tax returns.

OTHER MATTERS

We are not aware that any matter other than those described in the Notice of Meeting will be presented for action at the meeting.  If, however, other matters do properly come before the meeting, it is the intention Ms. Podzimek and Mr. Blackey (the persons named as proxies) to vote the proxied shares in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

The Company’s 2009 Annual Meeting of Shareholders is expected to be held on or about February 27, 2009, and proxy materials in connection with that meeting are expected to be mailed on or about January 28, 2009.  In order to be included in the Company’s proxy materials for the 2009 Annual Meeting, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before September 20, 2007.

In addition, pursuant to the Company’s Bylaws, a shareholder must give notice to the Company prior to December 1, 2008, of any nominations for director or any proposal which such shareholder intends to raise at the 2009 Annual Meeting.  If the Company receives notice of such nomination or proposal on or after December 1, 2008, such nomination or proposal will not be considered at the annual meeting.

Additionally, if the Company receives notice of a shareholder proposal after December 14, 2008, it will be considered untimely pursuant to SEC Rules 14a-4 and 14a-5(e), and the persons named in the proxies solicited by the Board of Directors for the 2009 Annual Meeting may exercise discretionary voting power with respect to the proposal.

ADDITIONAL INFORMATION

A copy of the Company’s Report to Shareholders for the fiscal year ended September 30, 2007, accompanies this Notice of Annual Meeting and Proxy Statement.

THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-KSB (EXCLUSIVE OF EXHIBITS) FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2007, TO EACH PERSON WHO IS A SHAREHOLDER OF THE COMPANY, UPON RECEIPT OF A WRITTEN REQUEST FOR  SUCH REPORT.  SUCH REQUESTS SHOULD BE SENT TO:

CLEARFIELD, INC.
(Formerly known as APA ENTERPRISES, INC.)
Attention: Chief Financial Officer
5480 Nathan Lane
Plymouth, MN  55442

By Order of the Board of Directors

Janna R. Severance
Secretary
January 28, 2008

CLEARFIELD, INC.
(Formerly known as APA ENTERPRISES, INC.)
PROXY
ANNUAL MEETING OF SHAREHOLDERS – February 27, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Cheryl Podzimek and Bruce Blackey, or either of them, proxies or proxy, with full power of substitution, to vote all shares of Common Stock of APA Enterprises, Inc. (the “Company”) which the undersigned is entitled to vote at the 2008 Annual Meeting of Shareholders to be held at the offices of the Company, 5480 Nathan Lane, Suite 120, Plymouth, MN  55442, February 27, 2008, at 3:30 p.m., Central Standard Time, and at any adjournment thereof, as directed below with respect to the proposals set forth below, all as more fully described in the Proxy Statement, and upon any other matter that may properly come before the meeting or any adjournment thereof.

1.	ELECTION OF DIRECTORS:
	FOR all nominees listed	WITHHOLD AUTHORITY to vote for
	below (except as marked to	all nominees listed below ☐
the contrary below) ☐

Anil K. Jain, John G. Reddan, Ronald G. Roth and Stephen L. Zuckerman, Cheryl Beranek Podzimek, and Donald R. Hayward

(INSTRUCTION: To withhold authority for any individual nominee, write that nominee’s name in the space provided below.)

2.	INCREASE IN SHARES RESERVED FOR 2007 STOCK COMPENSATION PLAN

	☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

	☐ GRANTED	☐ WITHHELD

The power to vote granted by this Proxy may be exercised by Cheryl Podzimek and Bruce Blackey, jointly or singly, or their substitute(s), who are present and acting at said Annual Meeting or any adjournment of said Annual Meeting.  The undersigned hereby revokes any and all prior proxies given by the undersigned to vote at this Annual Meeting.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SHAREHOLDER’S INSTRUCTIONS.  IF THE SHAREHOLDER EXECUTES THIS PROXY BUT DOES NOT PROVIDE INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PROPOSED DIRECTORS, FOR THE CHANGE OF NAME OF THE COMPANY, AND IN THE DISCRETION OF THE PROXY HOLDER ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

It is urgent that each shareholder complete, date, sign, and mail this Proxy as soon as possible.  Your vote is important!

Dated and Signed ________________, 2008

Signature of Shareholder(s)

Signature of Shareholder(s)

Please sign as your name(s) appears above.  When signing as attorney, executor, administrator, trustee, guardian, authorized officer of a corporation, or partner of a partnership, please provide the name of the entity on whose behalf you are signing and your title.

PLEASE DO NOT FORGET TO DATE THIS PROXY.

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